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                                                                   EXHIBIT 12.1
                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions except ratios)

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
                                                                            Twenty-Six Weeks Ended
                                                                     --------------------------------------

                                                                        Dec. 26,             Dec. 27,
                                                                          1998  (1)           1997  (2)
                                                                     --------------       --------------
Fixed charges:

   Interest expense                                                  $         114        $         109

   Interest portion of rental expense                                           30                   33
                                                                     --------------       --------------

   Total fixed charges before capitalized interest                             144                  142

   Capitalized interest                                                          5                    9
                                                                     --------------       --------------

      Total fixed charges                                            $         149        $         151
                                                                     --------------       --------------
                                                                     --------------       --------------

Earnings available for fixed charges:

   Income (loss) before income taxes                                 $         923           $      (1,212)

   Less undistributed income in minority-owned companies                        (2)                     (2)

   Add minority interest in majority-owned subsidiaries                         16                      15

   Add amortization of capitalized interest                                     11                      10

   Add fixed charges before capitalized interest                               144                     142
                                                                     --------------          --------------

      Total earnings (losses) available for fixed charges            $       1,092           $      (1,047)
                                                                     --------------          --------------
                                                                     --------------          --------------

Ratio of earnings (losses) to fixed charges                                    7.3                    (6.9)
                                                                     --------------          --------------
                                                                     --------------          --------------
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(1)   In the second quarter of fiscal 1999, the Corporation recorded a pretax charge of $76 million in connection with a voluntary recall of certain of its packaged meat products.

      In the first quarter of fiscal 1999, the Corporation recorded a pretax gain of $137 million in connection with the sale of its international tobacco operations.

(2) In the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2.0 billion in connection with various restructuring actions.

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